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                                                                     EX-99.B(13)

                            FLAG INVESTORS FUND, INC.

                             SUBSCRIPTION AGREEMENT
                             ----------------------

         For and in consideration of the mutual agreements herein contained, Alex. Brown & Sons ("Alex. Brown") hereby agrees to purchase from Flag Investors Fund, Inc., a Maryland corporation, (the "Corporation") and the Corporation agrees to issue 9,000 shares of the Corporation's common shares, par value $0.001 per share, Telephone Income Shares Series, (the "Shares") in exchange for 1,800 shares of common stock of American Telephone & Telegraph Company with a value of $109,800, upon the terms and conditions set forth herein.

         Alex. Brown agrees to purchase such shares and to pay the full consideration therefor in common stock of American Telephone & Telegraph Company to the Corporation upon demand.

         Alex. Brown hereby confirms to the Corporation its representations that it is purchasing such Shares for investment purposes, with no present intention of redeeming or reselling any portion thereof, and its agreement that in the event it should dispose of any of such Shares, such transaction will be effected by redeeming such Shares through the Corporation.

                                      ALEX. BROWN & SONS

                                       /s/ Joseph R. Hardiman
                                      -----------------------
Dated:  As of November 4, 1983



Subscription Accepted:



FLAG INVESTORS FUND, INC.

By /s/ W. James Price
   ---------------------------
      Chairman